                                                                      EXHIBIT 12

                            DUKE CAPITAL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                              Nine Months Ended           Twelve Months Ended
                            ---------------------   --------------------------------------------
                            Sept 30,    Sept 30,     Dec 31, Dec 31,  Dec 31,  Dec 31,  Dec 31,
                             1998        1997a        1997a    1996a    1995a   1994a   1993a
                            -------     --------    -------- -------- -------- -------- --------
Earnings Before Income
 Taxes..................    $ 577.9     $  487.0    $ 636.9  $ 651.1  $ 572.3  $ 448.5  $ 321.6
Fixed Charges...........      195.4        170.9      234.7    253.6    264.2    263.2    298.5
                            -------     --------    -------  -------  -------  -------  -------
    Total...............    $ 773.3     $  657.9    $ 871.6  $ 904.7  $ 836.5  $ 711.7  $ 620.1
                            -------     --------    =======  =======  =======  =======  =======
Fixed Charges
 Interest on debt.......    $ 189.6     $  163.6    $ 224.3  $ 237.5  $ 252.9  $ 253.2  $ 289.2
 Interest component of
  rentals...............        5.8          7.6       10.4     16.1     11.3     10.0      9.3
                            -------     --------    -------  -------  -------  -------  -------
    Fixed Charges.......    $ 195.4     $  170.9    $ 234.7  $ 253.6  $ 264.2  $ 263.2  $ 298.5
                            -------     --------    =======  =======  =======  =======  =======
Ratio of Earnings to
 Fixed Charges..........     4.0          3.8         3.7      3.6      3.2      2.7      2.1

----------------------
a Financial information reflects accounting for the combination with PanEnergy on June 30, 1997 similar to a pooling of interests. As a result, the financial information gives effect to the combination as if it had occurred as of January 1, 1993.